UNITED STATES

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SCHEDULE 14A

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The material being filed by Blockbuster Inc. (the “Company”) on this Schedule 14A is a news article published on April 26, 2005. Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2005, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.

Article

The following article was published on April 26, 2005:

Fort Worth Star-Telegram - April 26, 2005

Blockbuster Battle

Corporate raider Carl Icahn has his sights set on the video-rental chain, saying he wants to improve shareholder value

By Barry Shlachter

For $4.32, the film Wall Street can be rented as a DVD at your local Blockbuster.

Gordon Gekko, the Michael Douglas character said to be at least partially inspired by corporate raider Carl Icahn, lives by the greed-is-good credo of high-rolling, 1980s-era investors.

Now Dallas-based Blockbuster finds itself trapped in a real-life drama as the target of Icahn, described as an “investor vulture” by those who despise his moves and an “activist investor” by those who applaud them.

The investor once ran Trans World Airlines - ineptly some say – helped split up the parent of US Steel and was involved in dozens of other well-known Wall Street gambits, many of them quite profitable to him. He now wants to join the board of the nation’s No. 1 video-rental chain with the aim of overthrowing management.

The 69-year-old New York billionaire, far wealthier than he was 20 years ago, is more complicated than Gekko and not in it solely for a big payoff, says Mark Stevens, author of King Icahn, a 1993 biography.

“His motive is always the same, ultimately, to A, make money, and B, demonstrate his intellectual and macho superiority to the people he’s dealing with,” Stevens said in a telephone interview.

“He does it out of pride. He wants to demonstrate he’s better when it comes to brains and cojones. “

Icahn’s MO

Worth $7.6 billion according to Forbes magazine in 2004, Icahn doesn’t need to rack up more stacks of greenbacks.

Moreover, Stevens says Icahn doesn’t lead a baronial lifestyle.

While he collects Old Masters, he has contributed much to charity. Among other things, his family foundation gave Princeton University, Icahn’s alma mater, $20 million toward a laboratory and handed out $160,000 scholarships to graduates of an inner-city charter school.

Icahn, as an investor, says his actions are aimed at unlocking greater value for shareholders.

On April 14, the Oklahoma oil company Kerr-McGee agreed to pay a 15 percent premium in a buyback of up to $4 billion worth of common stock to stop Icahn’s attempt to secure a board seat. Its share price rose 6.7 percent that day, giving Icahn’s investor group a $57 million paper profit. Three credit-rating services quickly downgraded Kerr-McGee’s senior unsecured debt, but it’s unclear whether Icahn’s group still holds the shares.

Rarely does Icahn hold on to a company long enough to run it for an extended time. Exceptions are a rail car company in Missouri, American Car & Foundry, and a real estate firm in New York, Bayswater Realty & Capital.

His experience at TWA didn’t impress industry experts.

“He wrecked the place,” said Mike Boyd, a commercial aviation consultant in Evergreen, Colo.

Icahn might have hastened the airline’s demise by departing with a deal that allowed him to sell $4 billion worth of TWA tickets at a 40 percent discount. The tickets made a huge payoff for Icahn and his Internet ticket agency, lowestfare.com, but they filled TWA jets with unprofitable passengers. American Airlines ended up picking up the pieces of a bankrupt TWA.

“It was an investment play, not a play to run a company,” Boyd said. “He’s a deal maker. And there’s nothing wrong with that — do a little dance, make a little love and get out with the money. But the company didn’t grow.”

Others see much to admire in him.

“Carl Icahn is a character,” says Robert Monks, a longtime corporate governance consultant who dealt with Icahn when he invested heavily in Texaco.

“Aside from his masquerading as a prototype New York financier, he’s a summa cum laude graduate of Princeton who is a very clever, sensitive, interesting man. He’s good. He loves to read philosophy; he’s not just a machine created for making money.”

After dropping out of medical school in his third year, he avoided a domineering mother by joining the Army. There, the legend goes, Icahn raised $4,000 in poker winnings that he later used as a grubstake on Wall Street. But at least part of his strategic skills were honed through playing chess at Princeton, Stevens said.

“He’s always thinking a few moves ahead and keeps his opponent off balance,” Stevens said. “That’s his classic MO. You are never really sure what he is going to do. He never does any two things exactly the same because the element of surprise is important to Carl.”

Icahn’s talent, Monks said, is his ability to sense when a company is undervalued.

“He doesn’t mind getting involved in complicated, anxious situations that have a high capacity for ambiguity where he uses his good nose for value,” Monks said. “Clearly he gets personal pleasure out of unlocking value.

“And he’s not a greenmailer,” Monks said, referring to corporate raiders who would just as soon be paid off to go away.

“In the early days, when he had no money, companies would threaten, ‘We’re going to cut off your bank credit; here’s 10 bucks and go home.’

“Today, Carl can’t be intimidated.”

Clash of the titans

Clearly, Icahn sees something of worth in Blockbuster, in which he’s the biggest shareholder at 9.7 percent.

“In this one, Icahn is particularly intrigued by its cash flow,” says Michael Pachter, an analyst in Los Angeles with Wedbush Morgan Securities. “To him, any company that has cash generated in excess of operating requirements, has cash that somehow can be returned to shareholders.”

Pachter contends that Icahn would like to see that money used on a fat dividend, a stock buyback, or a Carl Icahn buyout.

With its video-rental business hurt by technology and rivals, Chief Executive John Antioco is trying to implement a new vision for [Blockbuster], beyond brick-and-mortar chain stores that are its core business. Antioco has launched Blockbuster Online, which he predicts will grow 20 percent to 30 percent in the next three years.

Meanwhile, Antioco has backpedaled plans to expand game-rental departments and used-movie trading in its stores, but has worked to rebuild its flagging rental business with the “End of Late Fees” promotion. But the ads brought a threat of lawsuits from 47 states, which claimed the campaign was misleading. On March 29, the company agreed to pay $630,000 to settle their claims.

Icahn doesn’t share Antioco’s vision.

“I don’t think he’s done a very good job,” Icahn said in a brief April 7 telephone interview with the Star-Telegram. “I think he likes to gamble with shareholders’ money.”

Icahn wants Blockbuster to concentrate on its core business, cut costs and pay out $330 million in dividends. As for Antioco’s $51.6 million compensation package for 2004, Icahn called it “unconscionable.” And he said Blockbuster made a “grave error” in abandoning its attempt to buy rival Hollywood Entertainment, which was snapped up by [Movie] Gallery at a cheaper price. He also has said that [Blockbuster] should be sold.

In a stinging letter April 7, Icahn announced his intention to run a dissident slate of three candidates for each of the board seats up for a vote, including Antioco’s. The three include Icahn and two respected entertainment industry veterans, whose names immediately drew praise from some analysts.

If he succeeds, Icahn says he’ll run two more candidates to gain a majority on the seven-member board in 2006.

“A likely outcome is that shareholders will give him three seats this year,” Pachter said. “What do they have to lose? With him on the board, it will ensure an activist voice who will make sure the company is understood by all.

“Maybe the company is right and its approach is working. I actually believe it is, but I have no problem with the company being more transparent about how it operates, how it’s spending its money.

“Activist shareholders aren’t bad; they keep management on their toes.”

For his part, Antioco shot back in a public letter to Icahn on April 18. He called Icahn “simply wrong” about Blockbuster spending and that a $330 million dividend would amount to a “liquidation strategy destructive to shareholder value.”

Antioco said his pay package includes options to be earned over five years. And he defended Blockbuster Online as a “critically important” move that could add hundreds of millions of operating income down the road.

As for selling the business lock, stock and barrel, Antioco challenged Icahn to send any offer his way.

In a parting shot, Antioco said Icahn’s public sniping threatens to distract employees, jeopardize Blockbuster’s success and damage shareholder value. Blockbuster spokesman Randy Hargrove declined to comment further for this article, as did Icahn.

So why is Icahn keen on Blockbuster?

“It’s premature to say he has an agenda to sabotage Blockbuster’s growth spending,” Pachter said. “If it makes sense, he’ll support it.” He said he doesn’t think they are just going to waste the money.

“They’re trying hard to do something that will work,” Pachter said. “And I believe that when Mr. Icahn gets to know them, he’ll come to think the same way.

“The question is, would he rather sell his Blockbuster stock at $12 this year, or $16 next year?”

Monday, shares closed at $10.06, up 10 percent since Icahn began his campaign. The stock was $9.13 on April 6.

Monks, the corporate governance expert, also suggested that Blockbuster management swallow hard and try to work with Icahn.

“If I were them, I’d say, ‘Carl, where would it be convenient to meet for dinner?’ And when we do, ask, ‘How can we work together?’

“With that kind of money, that kind of experience, I would love to have Carl Icahn on my side.”